EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Universal Health Services, Inc.:

We consent to use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Universal Health Services, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, common stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states facilities acquired during 2004, as identified in Note 2 to the consolidated financial statements, have been excluded from management’s assessment. Our audit of internal control over financial reporting of Universal Health Services, Inc. also excluded an evaluation of the internal control over financial reporting of facilities acquired during 2004.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 17, 2005